     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1996

                         REGISTRATION STATEMENT NO. 33-
                         --------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                             WASHINGTON, D.C. 20549
                             ----------------------

                                  ------------


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ------------


                                   ACTV, INC.
             (Exact name of Registrant as specified in its charter)


DELAWARE                         4894                           94-2907258
- --------------------------------------------------------------------------------
(State or other            (Primary Standard                  (IRS Employer
 jurisdiction of        Industrial Classification           Identification No.)
 incorporation or                Code)
 organization)


                           1270 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 262-2570
                                 --------------
               (Address, including zip code and telephone number,
        including area code, of Registrant's principal executive offices)

                  CONSULTING AGREEMENT DATED FEBRUARY 15, 1996
                ------------------------------------------------
                            (Full Title of the Plan)

                               WILLIAM C. SAMUELS
                                    PRESIDENT
                                   ACTV, INC.
                           1270 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 262-2570
                                  ------------
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                                  ------------
                                   Copies To:
                             JAY M. KAPLOWITZ, ESQ.
                    GERSTEN, SAVAGE, KAPLOWITZ & CURTIN, LLP
                              575 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 752-9700

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
Title of              Amount Being         Proposed Maximum           Proposed             Amount of
Securities To Be      Registered(1)        Offering Price Per         Maximum              Registration Fee
Registered                                 Security(2)                Aggregate
                                                                      Offering Price
- ---------------------------------------------------------------------------------------------------------------
Common
Stock, par value
$.10 per share
                      6,500(3)                      $4.03(4)            $26,195              $100
                                                     ----              -------

===============================================================================================================
Total
Registration
Fee                                                                                         $100
===============================================================================================================

(1) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of additional interests to be offered or sold to the employee benefit plan described herein.

(2) The price is estimated in accordance with Rule 457(h)(i) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(3) These shares were issued pursuant to a consulting agreement between the Company and Mr. Charles Payne dated February 15, 1996.

(4) Based on the average of the closing bid and asked prices per share of the Common Stock as quoted by the National Association of Securities Dealers Automated Quotation System on May 27, 1996.


                                      (ii)

                                   ACTV, INC.
                                    -------

                              CROSS-REFERENCE SHEET
                   (BETWEEN ITEMS OF FORM S-3 AND PROSPECTUS)
                                    --------

FORM S-3 ITEM AND CAPTION                              PROSPECTUS CAPTIONS
- -------------------------                              --------------------
1.     Forepart of Registration                        Front Cover Page
       Statement and Cover Page
       of Prospectus

2.     Inside Front and Outside                        Inside Front and Outside Back Cover
       Back Cover Pages of Prospectus                  Page;  Additional Information,
                                                       Incorporation of Certain Documents
                                                       by Reference

3.     Summary Information and Risk                    The Company; Risk Factors
       Factors

4.     Use of Proceeds                                 Use of Proceeds

5.     Determination of Offering Price                 Inside Front Cover

6.     Dilution                                        *

7.     Selling Security Holders                        Selling Stockholder

8.     Plan of Distribution                            Plan of Distribution

9.     Description of Securities                       *
       to be Registered

10.    Interests of Named Experts                      Legal Matters, Experts
       and Counsel

11.    Material Changes                                Risk Factors

12.    Incorporation of Certain                        Incorporation of Certain Information
       Information by Reference                        by Reference

13.    Disclosure of Commission                        Indemnification of Officers
       Position on Indemnification                     and Directors
       for Securities Act Liabilities

* Not Applicable

                                      (iii)

                                EXPLANATORY NOTE


This Registration Statement on Form S-8/S-3 relates to the registration of 6,500 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock") of ACTV, Inc., a Delaware Corporation ("ACTV" or the "Company") by the Company, on behalf of Charles Payne (the "Selling Stockholder"). Such Shares were issued to the Selling Stockholder in connection with a written consulting agreement between the Selling Stockholder and the Company, dated February 15, 1996 (the "Consulting Agreement"). A Prospectus has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-3 relating to the Shares.



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not required to be filed with the Securities and Exchange Commission (the "Commission").

The  Company  will  provide  without  charge to each  person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such documents. Requests for such information should be directed to ACTV, Inc., 1270 Avenue of Americas, New York, New York 10020, Attention: Secretary, telephone number (212) 262- 2570.

                                      (iv)

PROSPECTUS
                                   ACTV, INC.


                          6,500 SHARES OF COMMON STOCK

                            Par Value, $.10 Per Share


This Prospectus relates to the offer and sale of 6,500 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock"), of ACTV, Inc., a Delaware corporation ("ACTV" or the "Company"), by the Company, on behalf of Charles Payne (the "Selling Stockholder"). The Shares were issued to the Selling Stockholder pursuant to a written consulting agreement between the Selling
Stockholder and the Company, dated February 15, 1996 (the "Consulting Agreement"). The Company's Common Stock is traded on the over-the- counter market on the NASDAQ Small Cap Market ("NASDAQ") and the Boston Stock Exchange ("BSE"). On May 27, 1996, the closing bid and asked quotations for the Common Stock as reported on NASDAQ were 3 15/16 and 4 1/8 per share, respectively.

The Shares covered by this Prospectus may be offered and sold from time to time directly by the Selling Stockholder or through brokers in the over-the-counter market or otherwise at market prices prevailing at the time of such sales or in one or more negotiated transactions at prices acceptable to the Selling Stockholder. No specified brokers or dealers have been designated by the Selling Stockholder and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The net proceeds to the Selling Stockholder will be the proceeds received by him upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus. The Company will receive proceeds from the exercise of the Options, but will not receive any other proceeds from any sales by the Selling Stockholder.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THIS SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


NO  DEALER,  SALESMAN  OR ANY  OTHER  PERSON  HAS  BEEN  AUTHORIZED  TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCED HEREIN AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT BE LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE INFORMATION HEREIN SINCE THE DATE HEREOF. SEE "RISK FACTORS."

                   ------------------------------------------

                   The date of this Prospectus is June , 1996

                              AVAILABLE INFORMATION


The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements, registration statements and other information can be examined without charge at the public reference section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon payment of the fees prescribed by the Commission, copies may be obtained therefrom and at certain of the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048, 5757 Wilshire Boulevard, Los Angeles, California 90024; and 500 West Madison Street, Northeastern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511.

The Company's Common Stock is quoted on The Nasdaq Stock Market ("NASDAQ"). Reports, proxy statements, information statements, and other information concerning  the  Company  can  be  inspected  at  the  office  of  the  National
Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, DC 20006.

This Prospectus is part of a registration statement on Form S-8/S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") which the Company has filed with the Commission for the registration of the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is hereby made to such Registration Statement, exhibits and schedules, which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The  following   documents   filed  by  the  Company  with  the  Commission  are
incorporated herein by reference:

          (1) The Company's Registration Statement on Form S-1 (File No. 33-34618) which was declared effective on May 4, 1990.

          (2)  Annual Report on Form 10-K for the year ended December 31, 1994.

          (3)  Annual  Report on Form  10-K/A-1 for the year ended  December 31,
               1994.

          (4) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995.

          (5) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995.

          (6) Quarterly Report on Form 10-Q for quarterly period ended September 30, 1995.

          (7)  Annual Report on Form 10K for year ended December 31, 1995.

          (8)  Annual Report on Form 10K/A-1 for year ended December 31, 1995.

          (9) Post-Effective Amendment No. 1 to The Company's Registration Statement on Form S-1 (File No. 33-63879) which was declared effective on March 20, 1996.

          (10) Quarterly Report on Form 10-Q for quarterly period ended March 31, 1996.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Prospectus by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Requests for such information should be directed to ACTV, Inc., 1270 Avenue of the Americas, New York, New York 10020, Attention:
Secretary, telephone number (212) 262-2570.

                                   THE COMPANY

ACTV, Inc. ("ACTV" or the "Company") has developed proprietary Programming Technologies (the "Programming Technology") that individualize television programming. ACTV's Programming Technology permits the delivery of individualized television, which, in the Company's view, significantly enhances the quality of most genres of television programming. ACTV's Programming
Technology provides instant and seamless changes in the live or prerecorded video picture and/or audio and/or graphics in response to the various selections supplied by each viewer. A specially prepared ACTV program (the "ACTV Program" or "ACTV Programming") is like a linear TV program, except that it appears to be individualized for each viewer. (Linear programs are standard television programs that can be viewed only as created and do not offer the viewer the option to make choices as to the content of the program or to respond to the contents of the program in an individualized way.) There is no limit to the number of viewers who can interact simultaneously with an ACTV Program.

ACTV's individualized programming is designed to work with both single and multiple channels of 6MHz band-width and with different modes of transmission: cable, direct broadcast satellite ("DBS"), multi-microwave distribution systems ("MMDS"), broadcast systems, distance learning networks and closed circuit televisions systems. It is compatible with commonly available one-way analog systems as well as the newer digital systems that have recently begun to be deployed.

ACTV's strategy is to generate revenues from the sale of ACTV Programming that it either owns, has licensed or that has been created by a third party under a license from ACTV, including fees paid by subscribers to premium cable networks in which the Company has an ownership interest. The Company's mission is to improve the quality of entertainment and education television programming.

The Company also believes that the Programming Technology can enhance the quality of television advertising by enabling the advertiser to customize each commercial for various audience segments. It is the Company's objective to seek advertiser support for its individualized home entertainment networks.

The chief markets presently targeted by the Company for the ACTV Programming Technology are in-home entertainment, education (with an emphasis on distance learning), site-based entertainment and internet applications. The Company seeks to exploit these markets, principally in the U.S., through licensing the Programming Technology, by creating joint venture relationships, and by direct sales.

The Company has eight subsidiaries, which include a national entertainment company, a national education company, a three-dimensional company, and five regional television networks: ACTV Entertainment Inc., a New York corporation ("ACTV Entertainment") incorporated on March 9, 1988, ACTV Interactive, Inc., a Delaware corporation incorporated on July 8, 1992, 3D Virtual, Inc., a Delaware corporation incorporated on July 20, 1995, The Los Angeles Individualized Television Network, Inc., a Delaware corporation incorporated on March 7, 1995, The San Francisco Individualized Television Network, Inc., a Delaware corporation incorporated on December 22, 1995, The Chicago Individualized Television Network, Inc., a Delaware corporation incorporated on December 22, 1995, The New York Individualized Television Network, Inc., a Delaware corporation incorporated on December 22, 1995, and The

Atlanta   Individualized   Television  Network,  Inc.,  a  Delaware  corporation
incorporated on December 22, 1995. Unless otherwise indicated, all references in this Prospectus to the Company or ACTV include ACTV and its eight subsidiaries.

ACTV was incorporated under the laws of the State of Delaware on July 24, 1989. The Company is the successor, by merger effective November 1, 1989, to ACTV, Inc., a California corporation, organized on July 11, 1983. The Company's executive offices are located at 1270 Avenue of the Americas, New York, New York 10020, telephone number (212) 262-2570.

ENTERTAINMENT

The Company anticipates that its individualized programming will be launched through regional premium cable programming services that are advertiser-supported, with monthly subscription prices comparable to other U.S. premium channels.

In March 1995, the Company formed The Los Angeles Individualized Television Network, Inc., one of its wholly-owned operating subsidiaries, to operate the Company's individualized television trial in Southern California and the planned regional television network that would roll-out to the potential 4.8 million sports subscribers in the region that reaches from Los Angeles to San Diego and Phoenix, if the trial is successful.

The trial, which marked the introduction of the Company's first U.S. regional individualized network (the "Regional Network"), commenced in the Los Angeles area in May 1995. The trial involves 1,000 cable subscribers and will run throughout 1996 and may extend into 1997. The Company believes that the Regional Network is the first programming service in the U.S. to both enhance existing programming and offer new individualized content.

Programming for the Regional Network is being provided to ACTV by Prime Sports - West, a unit of Liberty Sports, which is a joint venture of Telecommunication, Inc.'s ("T.C.I.") Liberty Media and the News Corporation. Prime Sports-West has
4.8 million subscribers in the Southwest region of the U.S. Prime Sports - West is providing the Company with access to all its regional sports programming at no cost to the Company. Similarly, Cable News Network, Inc. ("CNN") provides, at no cost to the Company, access to Prime News, Sports Tonight, Inside Politics and other selected shows. Similarly, the Game Show Network ("GSN"), a subsidiary of Sony Entertainment, Inc. ("Sony") provides GSN programming and Viacom's Nickelodeon children's programming at no cost to the Company in return for consumer research, pursuant to agreements entered into in November 1995 and May 1996, respectively. The cable operator for the Regional Network is T.C.I.'s Ventura County Cablevision.

In  all  cases,  the  Company  is  responsible  for  the  incremental   content,
transmission, delivery and master control costs incurred in connection with the enhancement of the Prime Sports West CNN, Sony and Nickelodeon programming.

The Company entered into the arrangement with Prime Sports in February 1994, with respect to the Regional Network. Assuming future commercialization of a regional network in the footprint of Prime Sports - West no later than December 31, 1996, Prime Sports - West would receive an exclusive in its footprint for sports programming and the companies will pursue a business understanding of revenue sharing anticipated to include a license fee paid to Prime Sports - West for each subscribing household on a monthly basis.

The Company entered into the agreement with CNN in August 1995 with respect to the Regional Network. Upon commercialization, CNN and ACTV will negotiate a royalty agreement and/or advertising split for use of CNN programming. In addition, CNN shall receive protection until December 31, 1997 to become ACTV's exclusive provider of national and international news. CNN will also be given the opportunity to be an equity investor in any new regional networks created by ACTV.

Regional Network viewers, in addition to sports, news game shows and children's programming, are able to individualize education programs produced by ACTV.

The Company plans, assuming a successful test phase, to direct initial marketing of the Regional Network toward a majority of Ventura City Cablevision's 90,000 subscribers in the Los Angeles and Ventura County areas. In addition, expansion could follow in other Prime Sports - West markets and, in stages, in other regional markets within the U.S. The Company has established four new wholly-owned subsidiaries which would serve as additional regional individualized networks covering the San Francisco, Chicago, New York and Atlanta regions in the event that the Company decides to expand and provide the services provided by the Regional Network in other regions across the U.S. To date, the four new wholly-owned subsidiaries have not engaged in any business activities, nor does the Company have any present intention to launch their activities. The Regional Network, and any expansion plans related thereto, is part of the Company's plan to develop the entertainment division of its business, which to date, does not generate any revenue for the Company. There can be no assurance that the results predicted with respect to the Regional Network will be realized, or if realized, will generate significant revenues for the Company.

ACTV first introduced its individualized programming applications for entertainment outside the United States through a license with Le Groupe Videotron, Ltee. ("LGV"), the second largest Canadian cable/broadcast television company. The license was modified in June 1993 whereby ACTV gave up all its royalty income for Canada and Europe. See "Reorganization of ACTV Entertainment LGV Agreements."

EDUCATION

ACTV's principal strategy in education is to become the leading individualized programming technology in the developing field of distance learning, in which ACTV Programming, both live and pre-recorded, can be transmitted simultaneously to multiple sites in a satellite, fiber or microwave network.

ACTV is currently developing new two-way analog and digital programming technologies for distance learning. This is a point-to-multipoint interactive broadcast system that can deliver prerecorded interactive lessons or integrate interactive segments into live distance learning lessons. By using a simple remote control, the student is able to alter program content to suit specific needs and interests. Students receive individualized responses to their input, and at the end of the lesson, the classroom teacher receives a printout of the performance of each class member.

ACTV's new distance learning system is being commercially introduced, with an installation in Georgia, that the Company believes will represent one of the industry's most advanced distance learning projects. ACTV and the State of Georgia have entered into an agreement through which ACTV's distance learning system and software will be integrated into the Georgia

Statewide Academic and Medical System ("GSAMS"), an existing fully interactive service providing audio, video and data to classrooms.

In addition, 127 individualized television titles have been produced and introduced into the kindergarten to 12th grade market. The programs focus on reading, math, and vocational education. To date, programs have been sold to approximately 300 different schools across the U.S., along with an ACTV classroom system -- a terminal with compatible ACTV Programming functionality that currently permits up to 24 students in a classroom to view single channel ACTV Programs simultaneously. Education products are marketed through a direct and distributor sales force.

Individualized programming is produced jointly through license agreements with educational publishers, including Turner Educational Services, Inc. ("Turner"), Phoenix, Bergwall, AIT, AIMS, Hasty Pudding and TakeOff.

In 1995, the Company also signed a distance learning agreement with General Instrument Corporation ("GI"). ACTV's Programming Technology for distance learning will be integrated with GI's DigiCipher'r' system. The new digital system will be called "DigiCipher/ACTV Distance Learning System" and will allow programming networks to develop individualized programming and distribute it digitally to their customers.

The Company markets its products through its wholly owned subsidiary ACTV Interactive, Inc., which was formed in 1992. Originally a joint venture general partnership with the Washington Post Company (the "Post Company") , ACTV Interactive became a wholly owned subsidiary of the Company in March 1994.

SITE-BASED ENTERTAINMENT AND INTERNET APPLICATIONS

In January 1995, the Company granted an exclusive license to Greenwich Entertainment Group ("The Greenwich Group") for the use of its Programming Technology in the theater environment, specifically in shopping malls, museums and entertainment centers. In April, 1996, the Company invested approximately $250,000 in the Greenwich Group.


The Company will receive an 8% to 10% royalty of annual ticket sales per theater, dependent upon each theater's volume. The Company will receive a minimum royalty of $200,000 in 1996, $500,000 in 1997, $1,000,000 in 1998,
$1,250,000 in 1999 and $1,500,000 in the year 2000 and thereafter. If the minimum is not paid, the Company has the right to cancel its license as to future theaters.

The first theater opened in the Mall of America in Minneapolis, Minnesota on November 18, 1995. Recently, the Greenwich Group reached an agreement with United Artists Theatre Circuit ("UA") to build one to five theaters within UA's entertainment complexes. The first theater will be built in the Meadows Mall in Denver, Colorado. The Greenwich Group will need to raise additional capital in order to complete this project.

In July 1995, the Company established a new wholly-owned subsidiary, 3D Virtual, Inc., to explore the commercial possibilities of integrating three-dimensional ("3D") technology and the Company's Programming Technology, using new technology for which a patent is currently pending. Initial business activity for the development of a prototype has just commenced.

In December 1995, the Company entered into a joint venture agreement with EarthWeb, LLC, a developer of internet technologies and a pioneer in JAVA(TM) language applications, to develop new joint internet software applications. The first program being developed, Hyper TV, will enable television producers to launch web pages that directly correspond to their video content during a broadcast.

ACTV PROGRAMMING TECHNOLOGY

The ACTV Programming Technology provides instant and seamless changes in the live or prerecorded video picture and/or audio and/or graphics based on various selections made by viewers. The program appears to be a standard TV program, as if it were individualized for each viewer. Viewer selections are made through a four button remote control, thereby limiting the viewer's number of choices when inputting each response to four answers previously anticipated by the program's creators.

ACTV's process of creating individualized television programming involves viewer selection from a multiple number of frame-synchronized video, graphics, and/or audio signals delivered at one time. The viewer sees and/or hears only one of the signals at a given moment; the other signals are transparent. Using a remote control, the viewer interacts with the television by making selections or decisions called for by the specially prepared programming. In response to viewer's inputs, the ACTV Programming Technology, which uses a microprocessor, automatically switches at pre-determined intervals between various segments of the multiple signals. In one-way analog transmission, this switching will occur in the viewer's cable box, such as LGV's Videoway, while with two way transmission, it may occur at the source of the transmission. The viewer cannot detect when such a switch takes place because it occurs instantly and with frame accuracy.

The results appear seamless and uninterrupted -- for the viewer the programming is completely individualized. Although an individualized program and its associated branches are taped in a normal linear fashion, the program, when shown, has thousands of possible permutations and combinations available for each viewer to experience. The particular version seen is based on each viewer's individually selected preferences and inputs. An unlimited number of independent viewers can interact with an ACTV Program simultaneously.

The ACTV microprocessor receives digital information from codes embedded into the video program material. It thus maintains "memory" on the progress of the viewer and provides automatic branching. At appropriate times during the program, the microprocessor circuitry will make branch switches automatically, accumulate data, recall information, create graphics and/or implement a pre-programmed set of instructions.

In single channel analog (6MHz of band-width) applications, ACTV's Programming Technology can individualize audio and/or graphics, based on multiple signals. When additional analog channels of band-width are available, video can be individualized as well. In digital systems multiple video, audio and graphics can be individualized in 6MHz of band-width.

To develop individualized programming the Company generally seeks to form joint ventures or licensing agreements with producers of standard linear shows or with networks that have rights to such shows. ACTV Programming can be created in a number of ways: enhancing existing programs that have been produced in a standard linear format, adding "piggy-back" branch alternatives during the shooting of ongoing shows, or creating entirely original productions that

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are solely for ACTV's purposes.

The cost of ACTV original productions has been on average approximately 20% higher than a linear version of the same program of comparative length. However, production costs are significantly lower than regular linear television shows when existing material can be enhanced, or when productions are "piggy-backed." Production costs vary significantly based upon the nature and type of programming to be produced. An advantage of individualized programming is its higher repeatability, as compared to standard programming, since an individualized program's cost can be amortized over a greater number of showings.

The types of entertainment programs that the Company plans to emphasize are sports, news, education, game shows, children's programs and music. The Company envisions that its in-home services will be supported by individualized advertising. The programming focus for education is reading, math and vocational education. Examples of ACTV Programming are:

1) Sports. Sporting events in the ACTV individualized format allow each viewer in essence to become the director of the program by selecting close-ups, wide angle shots, replays, statistics, player interviews and other features as may be provided. ACTV's Programming Technology also allows the viewer to respond to questions posed throughout the game. The system's memory records these responses and winners may be offered promotional premiums, such as tickets to future games.

2) News. In the first segment of a news program, viewers can choose between in-depth follow-ups of headline stories. Later in the program, viewers can choose segments on different categories of news (international, financial, entertainment, politics, etc.).

3) Children's Programs. ACTV's Programming Technology allows children to participate in television programs by answering questions from the characters on screen, giving the characters advice -- even changing the plot of the program. In addition to this dialogue children can have with the characters, children can also be asked to predict the outcome of events, or as with sports, see an event from different angles.

4) Music. Viewers are able to select a particular music video they want to see, or the order they want to see them. Viewers may also choose to see the lyrics of a music video, or access other information about the musicians. In addition, with live or prerecorded concert performances, viewers can select from up to four camera angles in a manner similar to live sports broadcasting.

5) Game Shows. The Programming Technology allows game show viewers to actively participate in the game. They can decide which celebrity team to play on, enter their answers and receive individualized responses to their choices. The system's memory ability keeps the viewers informed of their performance and provides final results at the conclusion of the show. This provides advertisers and sponsors with the opportunity to offer promotional premiums to viewers with the best scores.

6) Advertising. ACTV's Programming Technology offers television advertisers unique opportunities to target their message. Commercials can be targeted demographically: Men, women, boys and girls can all see different commercials during the same commercial break. By asking the viewer basic questions at the beginning of the program, the ACTV Programming Technology can recall this information during a commercial break and based upon such

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information  send the viewer the appropriate  advertisement.  A second advantage for advertisers is the concept of individualized commercials. For example, before a commercial break in a sporting event, viewers are asked which type of car they would like to hear about: sedan, truck, sport utility or luxury sedan. ACTV's Programming Technology records this choice, then sends the appropriate commercial to each viewer. This same choice can be recalled at a later commercial break to provide additional information.

7) Live Distance Learning. Distance learning ("DL") networks typically involve a teacher broadcasting a lesson to dozens or even hundreds of remote classroom sites. ACTV's Programming Technology for DL allows the DL teacher to create questions or offer choices relating to the lesson and pre-record individualized responses. At selected points in the lesson, the DL teacher can initiate the questions and interactions, with each student across the network receiving individualized responses. In addition, the ACTV Programming Technology gives the teacher immediate feedback on the students' responses, allowing the teacher to pace the lesson accordingly. The system's memory component can recall each student's performance throughout the entire semester, giving the teacher a detailed accounting of their progress.

8) Educational Programming. Younger classroom students learn basic reading and math skills, and older students learn vocational and career skills, in pre-recorded individualized television programs using the ACTV Programming Technology. Just as in the case of the DL programming, as the pre-recorded television program progresses, a teacher appears on screen and asks the students questions about the material presented. Students respond to the questions, then receive individualized feedback based on their answers. At the end of the lesson, the classroom teacher receives a report detailing the results of the performance of the entire class, as well as the performance of each individual student.

RESEARCH AND DEVELOPMENT

The Company is engaged in a field characterized by extensive research efforts and rapid, significant technological change. During 1993, the Company began its current research and development projects, relating primarily to the development of a new analog/digital two-way distance learning system. There can be no assurance that research or development by others will not render the Programming Technology obsolete or that the research and development performed by the Company and/or its licensees and joint venture partners will continue or will be successful. The Company entered into a collaborative agreement in August, 1995 with The David Sarnoff Research Center ("Sarnoff") to investigate and potentially develop digital applications of the Programming Technology. Currently, the Company, Sarnoff, and General Instrument Corporation ("GI") are working together to incorporate ACTV's programming technology into GIs new MPEG-2 digital terminal.

The Company expended approximately $250,000 in the first quarter of 1996 related to these research and development projects and may spend an additional $500,000 during the remainder of 1996.

GOVERNMENT REGULATION

The Company believes, on the basis of its review of current legislation and regulations that neither its present nor any proposed commercial implementation of the ACTV Programming Technology on distance learning networks, closed circuit television systems, cable, DBS or MMDS will require governmental license or approval. Certain broadcast applications and


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copper pairs with ADSL may require  governmental  approval.  No assurance can be given that applicable laws will not change. In the event such approval were to be required, there can be no assurance that the Company would be able to obtain such approval or the licenses required for the further implementation of the ACTV Programming Technology.

MARKETING AND PROGRAM PRODUCTION

The primary markets targeted by the Company for the ACTV Programming Technology are in-home entertainment, education (with an emphasis on distance learning), and site-based entertainment. The Company seeks to exploit these markets principally in the US through licensing the Programming Technology, by creating joint venture relationships, and by direct sales. To date, the Company's capital requirements to develop the Programming Technology, produce ACTV Programming, develop marketing approaches and strategic alliances, and to cover costs of sales and general and administrative expenses, have been significant, resulting in an accumulated deficit as of March 31, 1996 of approximately $32.9 million.

The Company will continue to implement a marketing program consisting of the employment of sales and marketing personnel, contracting with sales and marketing consultants, and the use of promotional efforts, including product demonstrations and participation in trade shows and conferences. The Company currently has two entertainment marketing executives, four educational sales people and fifteen educational distributors.

In entertainment, the Company has licensed the Programming Technology to LGV and The Greenwich Group and continues to seek other licensees and joint venture partners both in and outside the United States. The Company is and will continue to be dependent upon the ability of licensees and joint venture partners to offer products and services that are commercially viable, and to actively promote and distribute the Programming Technology.

Since 1993, ACTV has not been active with LGV in Canada and Europe and no longer receives any royalty income from the license. Focus group testing in Los Angeles that preceded the Prime Sports - West and CNN agreements indicated interest in ACTV sports, news, game shows, and in its educational and children's programming.

The Greenwich Group has licensed the Programming Technology for use in the theater environment, principally in shopping malls. The first children's theater opened in the Mall of America in Minneapolis, Minnesota, on November 18, 1995.

In March 1995, the Company formed The Los Angeles Individualized Television Network, Inc., one of its wholly-owned operating subsidiaries, to operate the Company's individualized television trial in Southern California and the planned regional television network that would roll-out to the potential 4.8 million sports subscribers in the region that reaches from Los Angeles to San Diego and Phoenix, if the trial is successful.

The trial, which marked the introduction of the Company's first U.S. regional individualized network (the "Regional Network"), commenced in the Los Angeles area in May 1995. The trial involves 1,000 cable subscribers and will run throughout 1996 and may extend into 1997. The Company believes that the Regional Network is the first programming service in the U.S. to both enhance existing programming and offer new individualized content.

Programming for the Regional Network is being provided to ACTV by Prime Sports - West,

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a unit of Liberty Sports, which is a joint venture of Liberty Media and the News
Corporation. Prime Sports - West has approximately 4.8 million subscribers in the Southwest region of the U.S., CNN, GSN and Nickelodeon. The cable operator
is  Ventura   County   Cablevision,   a  subsidiary  of  TCI.  See  "BUSINESS  -
Entertainment."

The Company has established four new wholly-owned subsidiaries which would serve as additional regional individualized networks covering the San Francisco, Chicago, New York and Atlanta regions in the event that the Company decides to expand and provide the services provided by the Regional Network in other regions across the U.S. To date, the four new wholly-owned subsidiaries have not engaged in any business activities, nor does the Company have any present intention to launch their activities. There can be no assurance that the results predicted with respect to the Regional Network will be realized, or if realized, will generate significant revenues for the Company.

The Company, its licensees or joint venture partners must produce and/or provide individualized programming for the Company to continue commercial entertainment operations in the U.S. For the most part, the Company, its licensees and joint venture partners are dependent upon third parties as sources for the linear programming that is to be enhanced into ACTV Programming. For the entertainment market, all programming to date has been produced either through LGV or by the Company itself.

With respect to the education market, the Company has executed non-exclusive agreements with seven entities to obtain linear programming that it can enhance to create ACTV Programs. Linear programs are standard television programs that can be viewed only as created and do not offer the viewer the option to make choices as to the content of the program or to respond to the program in an individualized way.

The Company has entered into agreements with Turner Educational Services, Inc., Phoenix Learning Group, Bergwall Productions, Inc., The Hasty Pudding Puppet Co., AIMS Media, Agency for Instructional Technology ("AIT") and Takeoff/Video Educational Excellence. Each of these agreements gives ACTV worldwide, perpetual marketing rights (except for the AIT agreement, which limits the rights to 15 years) to the programming produced. The companies are to receive quarterly royalties, based on the number of units of ACTV Programs sold.

There can be no assurance that the Company will be successful in reaching agreements with licensees and joint venture partners, that the Company's strategy of marketing the Programming Technology through its licensees and joint venture partners will be successful, or that the methods that its licensees and joint venture partners choose to market the Programming Technology will be successful. Further, the Company may be adversely affected by the financial and business considerations of its licensees and joint venture partners. Future joint venture and license agreements may provide that the licensees and joint venture partners will receive equity interest in the Company and/or its subsidiaries.

SET-TOP CONVERTERS, TERMINALS, AND OTHER INTERACTIVE DEVICES

The Company does not intend to manufacture set-top converters, terminals, video servers, or other interactive devices.

In  the  entertainment  market,  ACTV  signed,  on  June  8,  1993,  a  20-year,
non-exclusive,   royalty-free  manufacturing  license  with  LGV.  The  Videoway terminal manufactured through

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LGV is an  analog  ACTV-compatible  set-top  converter  available  to  potential distributors of ACTV Programming. In April 1996, ACTV and General Instrument Corporation ("GI") signed a non-exclusive manufacturing agreement for GI's MPEG-2 digital terminal. The digital terminals are scheduled for delivery in late 1996 or early 1997. The Company intends to grant licensees similar to the one granted to LGV and GI to other manufacturers that are selected by the future distributors of ACTV Programming.

ACTV's Programming Technology can work with different modes of transmission (cable, DBS, broadcast, and MMDS), and is compatible with commonly available one-way, analog systems. In addition, it is compatible with the newer digital systems that are just starting to be deployed. Therefore, there are many ways to design a distribution system that is compatible with ACTV's Programming functionality. The Company believes that the incremental cost of adding ACTV Programming functionality will not be significant in digital systems.

There can be no assurance that the Company will be successful in developing additional manufacturing licenses.

In the education market, the Company entered into an arrangement in March 1995, with General Instrument Corporation ("GI") pursuant to which ACTV's Programming Technology for distance learning will be integrated with GI's DigiCipher system. The DigiCipher is a digital decoder used by many distance learning networks that distribute their television signal digitally and require that the signal be decoded at their downlink sites. The new digital system will be called "DigiCipher/ACTV Distance Learning System," and will allow programming networks to develop individualized programming and distribute it digitally to their customers. Under the arrangement, the companies will cooperate technically, each paying their own costs, and GI would receive any revenues generated from the DigiCipher decoder while the Company would receive any revenues generated from the digital learning unit. At present, the Company and GI's concerted research and technical work toward the development of the new digital system is in its initial stage and will take most of the remainder 1996 to complete. There can be no assurance that the new digital system will be developed, or if developed, that it will generate significant revenues for the Company.

The Company executed a non-exclusive agreement in June 1992 with KDI Precision Products, Inc. ("KDI") to manufacture ACTV's classroom and distance learning systems, with compatible ACTV Programming functionality. KDI sells the systems to ACTV at prices and in accordance with a delivery schedule agreed upon from time to time. KDI also is a distributor of components such as television monitors, VCRs, remote controls, printers and cabinets used in conjunction with the systems. The agreement is subject to automatic renewal for additional one-year terms unless terminated by either party on six-months' written notice.

KDI is currently the only manufacturer of the classroom and distance learning systems. The Company believes that KDI can produce sufficient systems to meet the anticipated needs of ACTV in the education marketplace. In the event that KDI were unable to supply the systems, there can be no assurance that the Company could produce sufficient systems or obtain sufficient systems from another manufacturer at an acceptable price. The inability of ACTV to obtain systems would have a material adverse affect on the business of the Company.

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CONSOLIDATION OF EDUCATIONAL PARTNERSHIP INTO ACTV

On July 14, 1992, ACTV Interactive, Inc. entered into a partnership agreement with Post-Newsweek Education, Inc., a wholly-owned subsidiary of the Post Company, pursuant to which ACTV Interactive was formed as a Delaware general partnership, for the purpose of selling products and services incorporating the ACTV Programming Technology to the education market. The Post Company received a 51% interest in ACTV Interactive; ACTV Interactive, Inc., a wholly-owned subsidiary of the Company, received a 49% interest in ACTV Interactive.

In connection with the formation of the partnership, the Company entered into a license agreement (the "License Agreement") with ACTV Interactive. Pursuant to the License Agreement, ACTV Interactive was given licenses to exploit certain of the Company's patents and related technology (collectively the "Patents") in the creation and distribution of educational programming. The License Agreement provided that the Company receive five percent (5%) of all revenues generated by ACTV Interactive.

On March 11, 1994, the Company purchased the Post Company's full 51% interest in ACTV Interactive for consideration of $4.5 million, consisting of $2.5 million in cash at closing and a $2 million promissory note. The note was paid in full in October 1995. The consideration paid by the Company for the Post Company's full 51% interest in ACTV Interactive was determined after arms-length negotiations between the parties. The Company and the Post Company agreed to the amount of such consideration without receiving a valuation from a disinterested third party.

REORGANIZATION OF ACTV ENTERTAINMENT AND THE LGV AGREEMENTS

In March 1988, the Company formed ACTV Entertainment as equal stockholders with a subsidiary of LGV, Videotron Technologies Ltd. The Company granted to ACTV Entertainment the exclusive right to use the Company's Programming Technology in the United States DBS, cable and broadcast television markets.

On June 8, 1993, LGV withdrew from its ownership in ACTV Entertainment, and the Company became the sole shareholder in ACTV Entertainment under the terms of an agreement with the subsidiary of LGV, thereby settling all outstanding legal disputes between the companies.

While ACTV gained full ownership and control of ACTV Entertainment in the settlement, it did agree to give up the royalty income it was receiving from its Videoway terminal license with LGV for Canada and Europe ($3.00 per user per year). Simultaneously with the June 8, 1993 change in ownership of ACTV Entertainment, the 1987 LGV exclusive foreign license for Canada, Europe and the Soviet Union was renegotiated. The new license provides LGV with a 20-year, non-exclusive, royalty-free license to manufacture its Videoway terminal with compatible ACTV Programming functionality. Videoway is an analog cable converter box capable of providing a variety of advanced services, including standard cable tuning and decoding capabilities, access to videotext, closed-captioning, data banks, video games, software downloading and electronic mail. LGV is not currently producing ACTV programming in Montreal and is in the process of selling its London, England cable systems.

Under the modified license, LGV has a 20-year, non-exclusive, royalty-free license to manufacture Videoway terminals that incorporate ACTV's Programming Technology. The agreement also allows LGV to produce ACTV Programming itself for a certain number of

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potential Videoway subscribers in Canada (1,300,000),  Europe (500,000), and the
United States (500,000). The license is subject to the condition that neither LGV nor its sub-licensees receive any royalty or other fees with respect to ACTV Programming, except for promotion and direct production expenses paid by LGV. Any royalties from third parties will be paid exclusively to ACTV.

The Company and LGV entered into their original agreement during the infancy of the development of interactive television. LGV had developed its Videoway TV set-top converter, which, among other things, enabled it to provide its subscribers with interactive capacity. The arrangement provided the Company with an outlet for its ACTV Programming while providing LGV with interactive product for its Videoway converter. As both companies developed, however, their missions began to diverge: LGV wanted to market its Videoway converter in the United States, and was less interested in the actual production of ACTV Programming, while the Company was interested in expanding its programming capacity and in making its ACTV Programming available for use with set-top converters manufactured and distributed by others. The restructuring of the relationship with LGV enabled both companies to focus on their respective goals, in that LGV now has the non-exclusive right to market the Videoway converter in the United States, and the Company has control of ACTV Programming development. See "Reorganization of ACTV Entertainment and the LGV Agreements."

PATENTS, APPLICATIONS, AND PROPRIETARY TECHNOLOGY

The Company has sought to protect the proprietary features of the Programming Technology it employs through patents, copyrights, confidentiality agreements, and trade secrets both in the United States and overseas. As of the present time, the United States Patent and Trademark Office has issued nine patents, with five additional patents pending, three of which name Dr. Michael Freeman, the Company's Advanced Product Development Liaison, as an inventor thereof, and two of which name Dr. Freeman and Gregory Harper, former President -- Technology Consulting Group, and one of which named Richard Bennett, who is not affiliated with the Company, as inventors thereof. The patents, which deal with different aspects of the ACTV Programming Technology, expire at various dates from 1998 to 2009.

Corresponding patents for some of the above U.S. patents have been granted or are pending in Canada, Japan, Australia and the European Patent Office. When a patent is granted by the European Patent Office, and upon the filing of appropriate translations, protection will be available in the designated European countries. The Company believes such patents will strengthen its competitive position in the aforementioned countries.

Dr. Freeman, Mr. Harper and Mr. Bennett have assigned to the Company all right, title, and interest in and to the above US patents and any corresponding foreign patents or applications based thereon. In addition, Dr. Freeman has agreed to assign to the Company the rights and title in and to all future patents and applications, and any corresponding foreign patents or application relating to the ACTV Programming Technology.

There can be no assurance that the patents held by the Company are enforceable, particularly in view of the high cost of patent litigation, nor can there be any assurance that the Company will derive any competitive advantages therefrom. To the extent that patents are not issued for any other products developed by the Company, the Company would be subject to more competition. The issuance of patents may be insufficient to prevent competitors from essentially duplicating the Company's products by designing around the patented aspects. In addition, there

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can be no assurance  that the  Company's  products  will not infringe on patents owned by others, licenses to which may not be available to the Company, nor that
competitors  will  not  develop   functionally   similar  products  outside  the
protection of any patents the Company has or may obtain.

The Company requires each of its employees, consultants and advisors to execute a confidentiality and assignment of proprietary rights agreement upon the commencement of employment or a consulting relationship with the Company. These arrangements generally provide that all inventions, ideas, and improvements made or conceived by the individual arising out of the employment or consulting relationship shall be the exclusive property of the Company. This information shall be kept confidential and not disclosed to third parties, except by consent of the Company or in other specified circumstances. There can be no assurance, however, that these agreements will provide effective protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

COMPETITION

The development of interactive television applications is highly competitive. The Company competes within the television industry with many other applications which may be considered interactive. Moreover, the Company also competes with other forms of entertainment and educational programming, many of which are much more established, including standard television programming and the rapidly growing CD-ROM market. Among the Company's competitors in both the area of interactive television and in other media are companies that have greater financial, technical and marketing resources than the Company.

At the present time, there are a number of different interactive television applications that have been developed or are under development by others which might be considered to be competitive with the Company's Programming Technology. These other interactive applications in general are delivered via cable television, or through play-along devices that are attached to the television. To the best of the Company's knowledge, none of the point to multi-point systems based on these technologies allow the viewer to affect what is seen on the television in the same manner or to the extent of the ACTV Programming Technology.

The new interactive television applications principally fit in six primary categories: (1) information and channel guide services, (2) transactional services, (3) quantity/video-on-demand, (4) separate device play-along, (5) video games and (6) individualized TV.

ACTV fits in the individualized TV category. Only individualized television allows every television viewer to interact personally with and change the TV program itself. Within the limits of the programmed choices, each sports fan can watch the action the way he or she chooses, and each child receives individual instructions based on his or her own response to the on-screen teacher. Individualized television technology is the only technology that uses traditional filmed entertainment where the program itself is interactive.

ACTV's process of creating individualized television programming involves viewer selection from a multiple number of frame-synchronized video, graphics, and/or audio signals delivered at one time. The viewer sees and/or hears only one of the signals at a given moment; the other signals are transparent. Using a remote control, the viewer interacts with the television by making selections or decisions called for by the specially-prepared programming. Based on a viewer's inputs, the ACTV Programming Technology, which uses a microprocessor,

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automatically  switches at pre-determined  intervals between various segments of the multiple signals. The viewer cannot detect when such a switch takes place because it occurs instantly and with frame accuracy.

The results appear seamless and uninterrupted -- for the viewer the programming is completely individualized. Although an individualized program and its associated branches are taped in a normal linear fashion, the program, when shown, has thousands of possible segment combinations available for each viewer to experience. The particular version one sees is based on individually selected preferences and inputs. An unlimited number of independent viewers can interact with an ACTV Program simultaneously. See "ACTV Programming Technology."

A summary of each of the other interactive application follows:

1) Information and Channel Guide Services This form of interactivity enables the television to serve as a tool for information accessibility and retrieval. The most immediate application is for channel guide services, which allow viewers to easily determine the locations of programs in an expanded channel universe.
Information services include access to large external text and graphic information databases, such as those provided by America On-Line and Prodigy.

2) Transactional Services This application allows the television viewer to purchase merchandise displayed on-screen by pressing a button on his or her remote control. Transactional services could be in the form of a home shopping program or an addendum to a commercial. Through their television sets, viewers may receive video, still pictures, text or audio about the selected products.

3) Quantity/Video on Demand Cable, DBS and MMDS systems that incorporate digital television delivery will be able to offer substantially more channels than their analog predecessors. Programs transmitted digitally can be randomly accessed through menu selection items. Extensive pay-per-view movies could be made available, popular shows might be aired at many different starting times, and the viewer could purchase, on an a la carte basis, television shows following their initial air date on broadcast or cable TV.

4) Separate Device Play-Along This application allows viewers to play along with television programs such as game shows or sporting events. The viewer has a separate controller that receives information about the show in progress, and either displays it on the controller itself, or overlays television pictures with text and/or graphics. Players can compete with the on-screen contestants for prizes. Although the TV programming itself is unchanged, game players at home see their results displayed on the play-along device's screen.

5) Video Games Interactive television services will allow a user to call up video games, like those now marketed by Nintendo and Sega, through the cable TV box. Historically, video games have been delivered on cartridges inserted into special-purpose terminals attached to a television set.

Since the Company's business strategy depends in large part on its ability to attract joint venture partners and/or licensees, the Programming Technology must be more appealing to potential joint venture partners or licensees than other technologies which currently exist or are now under development or may be developed in the future.


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EMPLOYEES

At March 31, 1996, the Company employed 25 full-time employees. The Company believes that its relationships with its employees are generally satisfactory.

PROPERTY

The Company and its subsidiaries maintain their principal and executive offices at Rockefeller Center, 1270 Avenue of the Americas, New York, New York, where they lease approximately 6,300 square feet at a rent of approximately $17,400 per month pursuant to a lease that expire January 2001. The lease may be terminated by the Company beginning in May 1999, but if it is so terminated, the Company must pay an early termination fee to the landlord. the Company maintains an engineering staff and an editing studio at 1600 Broadway, New York, New York, where it leases approximately 2,500 square feet at a rent of $3,450 per month, pursuant to a lease that expires in December 1999. The lease agreement provides for cancellation by either party with no penalty at the end of 1996. In addition, the Company maintains offices at 9454 Wilshire Boulevard, Beverly Hills, California, which are leased on a month-to-month basis for approximately $1,350 per month by The Los Angeles Individualized Television Network, Inc. The Company believes its current facilities are suitable and adequate, and that they provide the productive capacity necessary for the performance of the operations of the Company. None of the Company's properties is leased from affiliated persons.

LEGAL PROCEEDINGS

In March 1988, LGV and the Company formed ACTV Entertainment, in which they were to be equal stockholders, each owning 50 shares of Common Stock. The parties also entered into a license agreement regarding the use of the Programming Technology by LGV in Canada, Europe and the Soviet Union. LGV had pledged 28.5 of its shares to secure two $4,000,000 payments it was to have made upon the occurrence of certain conditions. The parties had a dispute as to whether such conditions had been met, the payments were not made, and ACTV foreclosed on the
28.5 shares. An arbitration was commenced and subsequently stayed, pending settlement discussions between the parties. On June 8, 1993, the parties reached a settlement pursuant to which ACTV became the sole stockholder of ACTV Entertainment and the license agreement between the parties was modified. See "-- Reorganization of ACTV Entertainment and the LGV Agreements."

In August, 1993, a lawsuit was commenced against the Company by Nolan Bushnell in the United States District Court for the Southern District of New York, seeking damages in the amount of $290,872, plus interest on such amount from April 1986, arising out of an alleged payment by plaintiff of a guaranty of an equipment lease of the Company. On April 25, 1994 the Company entered into a Settlement Agreement with Nolan Bushnell and Catalyst Technologies, a sole proprietorship owned by Mr. Bushnell, pursuant to which (a) the lawsuit commenced by Mr. Bushnell in connection with his guaranty of an equipment lease ($290,872) was withdrawn, and (b) Mr. Bushnell and Catalyst Technologies relinquished any and all right to receive payments from the Company out of a repayment pool established pursuant to the terms of a 1985 agreement. The obligation to Mr. Bushnell and Catalyst under the 1985 agreement were reflected on the Company's books, as of December 31, 1993 at $121,333, plus accrued interest thereon.

Pursuant to the terms of the Settlement Agreement, the Company paid $100,000 to Mr. Bushnell

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and  issued a  promissory  note in the  principal  amount of  $190,000,  payable
$100,000  on June  30,  1995 and  $90,000  on June 30,  1996.  Of the  aggregate settlement  amount,  $255,000  was  paid by the  Company  in  settlement  of Mr.
Bushnell's claims in the lawsuit relating to his guaranty of the Company's equipment lease, and the balance of $35,000 is in full and final settlement of the claims of Mr. Bushnell and Catalyst Technologies for payments from the repayment pool. In January 1995, the Company prepaid the $190,000 Note in full for a discounted amount of $100,000 in full satisfaction of this obligation.

There are no other pending material legal proceedings to which the Company is a party.



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                                  RISK FACTORS

The purchase of the securities being offered hereby involves a number of significant risks that include, but may not be limited to, those described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this Offering before making an investment decision.

1. OPERATING LOSSES TO DATE. The Company has operated at a loss through the date of this Prospectus. The Company's net losses for the three months ended March 31, 1996 and 1995 (the "March 1996 period" and the "March 1995 period," respectively) were $2,560,883 and $1,952,836, respectively. The March 1995 Period includes an extraordinary gain of $94,117. The Company had net losses of $6,826,789 in the fiscal year ended December 31, 1995 ("Fiscal 1995"), $4,465,240 in the fiscal year ended December 31, 1994 ("Fiscal 1994"), and $4,465,240 in the fiscal year ended December 31, 1993 ("Fiscal 1993"). Through March 31, 1996, the Company had an accumulated deficit of approximately $32.9 million. To date, the Company has had limited revenues, including revenues of $350,674 in the March 1996 period, $1,311,860 in Fiscal 1995, $938,416 in Fiscal
1994, and $164,602 in Fiscal 1993.

The increase in revenues in Fiscal 1994 was partially the result of the Company's including for the period March 11 to December 31 of Fiscal 1994 all education sales, which were reported for Fiscal 1993 by ACTV Interactive, a partnership in which ACTV held a 49% interest from July 14, 1992 to March 11, 1994. ACTV Interactive's gross sales were $839,165 in Fiscal 1993, compared with $348,473 for the period from July 14, 1992, the partnership formation date, to December 31, 1992. ACTV Interactive's results were accounted for under the equity method of accounting.

There can be no assurance that the Company will generate significant revenues or achieve profitability in the future.

2. UNPROVEN BUSINESS STRATEGY. Other than the activities of ACTV Interactive, the Company's prior activities in the education market and the arrangement with LGV in the entertainment market, the Company has not had significant sales of the Programming Technology. While ACTV has recently consummated its first sale of the new distance learning technology, there can be no assurance that the results of this project will support the continuation of the project or lead to other sales. Also, while the Company has recently entered into agreements with a large regional cable sports network, a national news service, other programmers, and a cable operator to create a trial for Los Angeles-based programming service, which was launched in mid-1995, there can be no assurance that these agreements will result in the development of a commercially successful programming service. In addition, the Company is dependent on co-ventures or licenses with third parties to produce ACTV Programs and the Company will be required to demonstrate a market for such programs. There can be no assurance that co-venturers or licensees, or ACTV's direct sales force will succeed in marketing the ACTV Programs. See "BUSINESS - Entertainment."

Furthermore, the likelihood of the success of the Company must be considered in light of the problems, costs, difficulties and delays encountered in connection with the operation of a business, the operations of which consist of the development and commercialization of new and unproven technologies, and the competitive environment in which the Company operates. Accordingly, there can be no assurance that the Company will successfully market the

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

Programming Technology or operate on a profitable basis. See "BUSINESS."

3. POSSIBLE NEED FOR ADDITIONAL FINANCING. To date, the Company's capital requirements to develop the Programming Technology, produce ACTV Programming, develop marketing approaches and strategic alliances, and to cover costs of selling and general and administrative expenses, have been significant, resulting in an accumulated deficit as of March 31, 1996 of approximately $32.9 million.

The Company's continued marketing of all of its products and services on planned levels and timetables is dependent upon the Company's obtaining the additional capital necessary to support the Company's future operations at these levels. Management is continuing its efforts to obtain such additional financing. If the Company is not successful in obtaining such additional financing, management believes that the Company can fund its operations at least through the end of March 1997. To fund its operations at least through the end of March 1997, without additional financing, the Company will be required to reduce certain planned expenditures in certain of the markets it is attempting to develop. If management's assumptions regarding future events prove incorrect, the Company may be unable to fund its operations, even at a reduced level, through the end of March 1997.

4. PATENTS AND PROPRIETARY INFORMATION. The Company has obtained patents covering certain aspects of the Programming Technology and has patents pending with respect to other developments or enhancements thereof. However, there can be no assurance (i) that patents applied for will be granted, (ii) that the patents the Company owns or has rights to or that may be granted or obtained by the Company in the future will be enforceable or will provide the Company with meaningful protection from competition, (iii) that any products developed by the Company will not infringe any patent or rights of others, or (iv) that the Company will possess the financial resources necessary to enforce any patent rights which it holds. See "BUSINESS -- Patents, Applications and Proprietary Information."

The Company requires each of its employees, consultants and advisors to execute a confidentiality and assignment of proprietary rights agreement upon the commencement of employment or a consulting relationship with the Company. These arrangements generally provide that all inventions, ideas and improvements made or conceived by the individual arising out of the employment or consulting relationship shall be the exclusive property of the Company. This information shall be kept confidential and not disclosed to third parties except by consent of the Company or in other specified circumstances. There can be no assurance, however, that these arrangements will provide effective protection of the Company's proprietary information in the event of unauthorized use or disclosure of such information.

5. TECHNOLOGICAL OBSOLESCENCE; RESEARCH AND DEVELOPMENT. The Company is engaged in a field characterized by extensive research efforts and rapid, significant technological change. There can be no assurance that research or development by others will not render the Programming Technology obsolete or that the limited research and development performed by the Company will continue or will be successful. In 1995, outside research and development costs totaled $476,155 and were primarily related to development of a new analog/digital two-way distance learning system. The Company believes that it may be required to expend approximately $200,000 during 1996 to facilitate the completion of current research and development projects. There can be no assurance that the new distance learning system can be deployed on a timely basis, or that once deployed, it will function satisfactorily. If the Company determines that additional research and development is required, there can be no assurance that

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the Company will have sufficient  funds or access to additional  funds to engage in substantial additional research and development. See "BUSINESS -- Research and Development."

6. POSSIBLE SHORTAGE OF AVAILABLE CHANNELS FOR IN-HOME CABLE APPLICATIONS. In order for the ACTV Programming Technology to be delivered over cable, MMDS and DBS systems for the in-home market, it must compete for channel space on cable, MMDS and DBS systems, many of which have limited available channel capacity. Although a simpler form of individualization can be achieved by the Company's using one channel of band-width, the more sophisticated applications of ACTV Programming currently require three to four channels of analog band-width. There is no assurance that cable, MMDS and DBS operators will devote a sufficient number of channels of band-width to the Programming Technology in the future. Nor is there any assurance that the Company will be able to expand, unless cable, MMDS, or DBS operators continue to upgrade and increase their channel capacity by using some form of "compression technology," whereby the digitalization of the information required to produce a television picture reduces the channel capacity required for programming that incorporates the Programming Technology. The compression technologies recently deployed and those currently under development could enable the Company to use the more complex applications of the Programming Technology on one channel of band-width. The Company believes, although there can be no assurance, that the cable, MMDS and DBS industry is, in general, moving in the direction of increasing channel capacity. The costs associated with such compression technology may result in substantial additional costs to cable, MMDS and DBS operators. However, the Company's management cannot currently quantify such additional costs, which may adversely affect the Company's future operations. See "BUSINESS."

7. DEPENDENCE UPON LICENSEES AND JOINT VENTURERS. The Company has adopted as a business strategy the exploitation of the Programming Technology through licensing, the arrangement of joint ventures and by means of a direct sales force. While the Company has established a direct sales force of four employees and fifteen distributors, and intends to increase its direct sales forces, the Company will continue to be, in substantial part, dependent upon the ability of its licensees and prospective joint venture partners to offer products and services that are commercially viable. In addition, the Company, its licensees or joint venture partners will need to provide individualized programming to continue commercial cable operations, and they are dependent upon third parties for such programming. The Company will be dependent upon its ability, and that of its licensees and joint venture partners, to actively promote and distribute the Programming Technology and the products. There is no assurance that the Company's marketing strategy will be successful. Further, the Company may be adversely affected by the financial and business considerations of its licensees and joint venture partners.

The Company is engaged in an ongoing program designed to evaluate the Programming Technology as applied to the cable television market. The results of such programs cannot yet be determined. No assurance can be given that the results of the evaluation will be positive or that one or more of the markets which the Company is evaluating may prove to be viable for the Programming Technology.

There is a possibility that in the structuring of future joint ventures and license agreements that the licensees and joint venture partners may be granted interests in the Company, and or any of its subsidiaries, in the form of equity securities or options to acquire equity securities. See "BUSINESS -- Marketing and Program Production."

8. DEPENDENCE  UPON SUPPLIERS OF PROGRAMMING.  The Company is dependent upon the

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producers  of linear  programming  that can be  enhanced  using the  Programming
Technology to create individualized ACTV Programs. To date, the Company has entered into agreements with eight such producers, but there can be no assurance that such agreements will provide the Company with sufficient programming appropriate for enhancement, that the Company will be able to develop additional sources of programming, or that the enhanced programs can be successfully marketed in an individualized format. See "BUSINESS - Marketing and Program Production."

9. GOVERNMENT REGULATION. The Company believes that neither its present nor any proposed commercial implementation of the ACTV Programming Technology on cable, DBS or MMDS will require governmental license or approval. Certain broadcast application and copper pairs with ADSL may require governmental approval. No assurance can be given that applicable laws will not change. In the event such approval were to be required, there can be no assurance that the Company would be able to obtain such approval or the licenses required for the further implementation of the ACTV Programming Technology. See "BUSINESS - Government Regulation."

10. DEPENDENCE UPON KEY PERSONNEL. The Company has been largely dependent upon the efforts of William C. Samuels in his roles as Chairman of the Board, President, Chief Executive Officer and Director of the Company, David Reese as Executive Vice President, President of ACTV Entertainment and a Director of the Company, and Bruce Crowley, Executive Vice-President, President of ACTV Interactive, Inc. and a Director of the Company. The Company has entered into five-year employment agreements with Mr. Samuels and Mr. Reese. The Company currently does not maintain "key employee" insurance on the lives of Messrs. Samuels, Reese or Crowley and there can be no assurance that such insurance would be available at an acceptable cost to the Company, should it seek to acquire such insurance in the future. See "MANAGEMENT - Employment and Consulting Agreements."

In order to compete in a marketplace with rapidly changing and expanding technology, the Company requires employees not only with extensive management experience, but also with certain technical abilities to direct the Company's continuing research and development efforts. While the Company believes that it currently employs such personnel, and that other persons could be retained in such capacities, there can be no assurance that if the Company were required to replace such personnel, it could readily do so, or that, even if such qualified replacements were retained, the development of the Company's business would not be delayed. See "BUSINESS -- Research and Development."

11. COMPETITION. The Programming Technology competes with many other forms of entertainment, education and information dissemination, many of which are significantly more established, including the standard television industry, the movie industry, cable television, programming services and other forms of
entertainment.   There  can  be  no   assurance   that   products  and  services
incorporating the Programming Technology will ever be established in the marketplace in a significant enough manner to make the Company profitable.

In addition, the Programming Technology may compete with other technologies described as interactive television, some of which may be developed or promoted by companies with resources significantly greater than the Company's. See "BUSINESS -- Competition."

12. DEPENDENCE ON EQUIPMENT SUPPLIERS. The Company does not intend itself to manufacture set-top converters, terminals, video servers, or other interactive devices. Currently,

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

in the entertainment market, the Videoway terminal manufactured through LGV is the only ACTV compatible set-top converter available to potential distributors of ACTV Programming. The Company intends to grant licenses similar to the one granted to LGV to other manufacturers that are selected by the future distributors of ACTV Programming. All of the ACTV classroom and distance learning systems which incorporate the Programming Technology and are sold by ACTV in the education market are manufactured by KDI Precision Products, Inc. ("KDI"). While the Company believes that KDI can produce sufficient systems to meet the anticipated needs of ACTV in the education marketplace, in the event that KDI were unable to supply the systems, there can be no assurance that the Company could produce sufficient systems or obtain sufficient systems from another manufacturer at an acceptable price. The inability of ACTV to obtain systems would have a material adverse effect on the business of the Company. There is no assurance that the Company will be successful in developing additional manufacturing licenses for the entertainment and education markets; the failure of the Company to do so would have a material adverse effect on the business of the Company. See "BUSINESS - Set Top Converters, Terminals and Other Interactive Devices."

13. NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES. Although the Company's Common Stock is quoted on NASDAQ and listed on the Boston Stock Exchange, there can be no assurance that the Company will be able to maintain such quotation or listing, or that, if maintained, a significant public market will be sustained. For continued listing on NASDAQ, the Company is required to maintain a minimum stockholders' equity of $1,000,000 and assets of $2,000,000. The Boston Stock Exchange's maintenance criteria require the Company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At March 31, 1996, the Company had stockholders' equity of $6,336,221 and assets of $8,614,395. The Company has continued to operate at a loss through the date of this Prospectus.

In the event the Common Stock were delisted from NASDAQ, trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the NASD's electronic bulletin board, in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Common Stock would be subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, these rules may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the Offering to sell their securities in the secondary market.

The Commission has also recently adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years),
(ii) transactions in which the customer is an institutional accredited investor, or (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such security are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

Finally, all NASDAQ securities would be exempt from the recently-adopted regulations regarding penny stocks if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity would be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements.

14. NO DIVIDENDS. The Company has not paid any cash dividends on its Common Stock since inception and does not intend to pay cash dividends on its Common Stock for the foreseeable future. Although there are no restrictions on the Company's ability to pay dividends, the Company intends to follow a policy of retaining earnings, if any, to finance the development and expansion of its business.

15. PREFERRED STOCK AUTHORIZED. The Company's Board of Directors has the authority, without further action of the stockholders, to issue shares of preferred stock which have conversion, dividend, liquidation and voting rights that could adversely affect holders of Common Stock or could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future.

16. RULE 144 SALES. Of the shares of the Company's Common Stock presently outstanding, approximately 3.0 million are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act and in the future may be sold only in compliance with Rule 144 or pursuant to registration under the Securities Act or pursuant to another exemption therefrom. For so long as the Registration Statement of which the Concurrent Prospectus is a part is current and effective, the shares owned by the Selling Stockholder thereunder and offered thereby (6,500) may be sold without regard to the volume limitations, described below, set forth in Rule 144. Generally, under Rule 144, each person having held restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then outstanding shares of Common Stock, or the average weekly volume of trading of such shares of Common Stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of the Company for at least the three months immediately proceeding the sale and who has beneficially owned shares of the Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Of the restricted shares, a substantial number have been held by non-affiliates of the Company for more than three years or have been held by affiliates of the Company for more than two years. Actual sales, or the prospect of sales by the present stockholders of the Company or by future holders of restricted securities under Rule 144, or otherwise, may, in the future, have a depressive effect upon the price of the Company's shares of Common Stock in any market that may develop therefor, and also could render difficult sales of the Company's securities purchased by investors herein.

17. CONTROL BY OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS. The Company's officers and directors own, of record, 2,613,263 outstanding shares of Common Stock. In addition, William C. Samuels, Chairman, President, Chief Executive
Officer and a director of the Company, pursuant to a voting agreement, has voting control of the 2,341,334 shares of Common Stock owned of record by the Post Company. In addition, pursuant to a separate voting agreement, Mr. Samuels has voting control of the shares owned by Dr. Freeman. Consequently, Mr. Samuels has voting control over 3,321,917 shares of Common Stock, or approximately 26.7% of the outstanding shares of Common Stock, assuming issuance of 533,035 shares of Common Stock upon exercise of options. Accordingly, Mr. Samuels could have substantial influence over the affairs of the Company, including the election of directors.

18. POSSIBLE ACQUISITION OF CONTROL BY THE WASHINGTON POST COMPANY. Through March 17, 1997 (subject to extension in certain circumstances), the Post Company shall have the right to purchase from the Company, at a price which has not yet been determined, the amount of shares of Common Stock necessary to bring its percentage ownership of the total then outstanding shares of Common Stock to 51%. If the Post Company should choose to exercise its right, the purchase price would be established after arms-length negotiations between the parties. In the event that the parties fail to agree on a purchase price, the parties would seek an outside appraisal. At present, the Company does not have enough shares authorized to accommodate the Post Company should it choose to exercise such right. If the Post Company decides to exercise its right, the Company will seek to take the necessary action to fulfill its obligations. If such right is exercised, the ability, pursuant to agreement, of William C. Samuels, Chairman, President and Chief Executive Officer of the Company, to vote the shares owned of record by the Post Company will terminate, and the Post Company will be able to control the affairs of the Company.

19. OUTSTANDING OPTIONS AND WARRANTS. As of the date of this Prospectus, the Company had granted options and warrants to purchase an aggregate of 2,707,582 shares of Common Stock that had not been exercised. Of the shares of Common Stock subject to these unexercised options and warrants, 10,000 may be purchased for less than $1.00; 12,000 may be purchased for between $1.00 and $1.99 per share; 694,082 may be purchased for between $2.00 and $2.99 per share; 1,521,500 may be purchased for between $3.00 and $3.99 per share; 367,500 may be purchased for between $4.00 and $4.99 per share; and 102,500 may be purchased for between $5.00 to $5.99 per share. To the extent that the outstanding stock options and warrants are exercised, dilution to the interests of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be affected adversely, since the holders of the outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.

20. POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of the Company's securities may be highly volatile, as has been the case with the securities of other companies engaged in high technology research and development. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant impact on the market price of the Company's securities.

                                 USE OF PROCEEDS

           The Company will not receive any proceeds from the Selling Stockholder's sale of shares of Common Stock, but will receive the proceeds of the exercise of the Options. Such proceeds will be used by the Company for working capital purposes.

                               SELLING STOCKHOLDER

The Selling Stockholder acquired the Shares in connection with the Consulting Agreement.

The following table sets forth the (a) the name of the Selling Stockholder, (b) the number of shares of Common Stock beneficially owned by the Selling Stockholder as of March 31, 1996 and (c) the number of shares of Common Stock and the percentage of the total class of Common Stock outstanding to be beneficially owned by the Selling Stockholder following this offering, assuming the sale pursuant to this offering or otherwise of all shares of Common Stock that are the subject of the Registration Statement of which this Prospectus is a part, which shares are being registered. There is no assurance, however, that the Selling Stockholder will sell any or all of the shares of Common Stock offered hereunder.




                                                              Number of Shares of Common
                                                              Stock Beneficially Owned
                                                              After this Offering
                                                              -----------------------------------------
Selling Stockholder     Beneficially Owned        Offered Hereby           Number               Percent
- -------------------     ------------------        --------------           ------               -------
Charles Payne           6,500                     6,500                    0                        0%

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Reference  is  made  to  paragraph  "Twelfth"  of the  Restated  Certificate  of
Incorporation of the Company (Exhibit 4.1.1), which contains a provision, as permitted by Section 145 of the Delaware General Corporation Law, that eliminates the personal liability of directors to the Company and its stockholders for monetary damages for unintentional breach of a director's fiduciary duty to the Company. This provision does not permit any limitation on, or elimination of the liability of a director for disloyalty to the Company or its stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that was illegal under the Delaware General Corporation Law.

The Restated Certificate of Incorporation and By-Laws of the Company require the Company to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              PLAN OF DISTRIBUTION

The Shares offered hereby are being sold by the Selling Stockholder as a principal for his own account. The distribution of the Shares by the Selling Stockholder may be effected from time to time in ordinary brokerage transactions in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Stockholder. The brokers or dealers through or to whom the Shares may be sold may be deemed underwriters of the Shares within the meaning of the Securities
Act, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be underwriting compensation. The Company will bear all expenses of the offering, except that the Selling Stockholder will pay any applicable brokerage fees or commissions and transfer taxes. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                  LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of Common Stock offered by the Company, are being passed upon for the Company by Gersten, Savage, Kaplowitz & Curtin, LLP, 575 Lexington Avenue, New York, New York 10022. Jay M. Kaplowitz, a member of Gersten, Savage, Kaplowitz & Curtin, LLP served as a director of the Company from 1989 to April 1996. Mr. Kaplowitz owns 2,000 shares of the Company's Common Stock and options to purchase 25,000 shares.

                                     EXPERTS

The consolidated financial statements of ACTV and its subsidiaries incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K and 10K/A-1 for the year ended December 31, 1995 have been audited by Deloitte &
Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No underwriter, dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation to any person in any juris- diction where such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any Common Stock sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.




TABLE OF CONTENTS                         PAGE
- -----------------                         ----
Available Information. . . . . . . . . . .   2
Incorporation of Certain
  Documents by Reference . . . . . . . . .   3
The Company. . . . . . . . . . . . . . . .   5
Risk Factors . . . . . . . . . . . . . . .  21
Use of Proceeds. . . . . . . . . . . . . .  29
Selling Stockholder. . . . . . . . . . . .  30
Indemnification of
  Officers and Directors. . . . . . . . ..  31
Plan of Distribution . .. . . . . . . . ..  32
Legal Matters . . . . . . . . . . . . . ..  33
Experts . . . . . . . . . . . . . . . .. .  34




ACTV, INC.

6,500 shares of
Common Stock



June 20, 1996

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The  following   documents   filed  by  the  Company  with  the  Commission  are
incorporated herein by reference:

           (1) The Company's Registration Statement on Form S-1 (File No. 33-34618) which was declared effective on May 4, 1990.

           (2)  Annual Report on Form 10-K for the year ended December 31, 1994.

           (3) Annual Report on Form 10-K/A-1 for the year ended December 31, 1994.

           (4) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995.

           (5) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995.

           (6) Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995.

           (7)  Annual Report on Form 10-K for the year ended December 31, 1996.

           (8) Annual Report on Form 10-K/A-1 for the year ended December 31, 1996.

           (9) Post-Effective Amendment No. 1 to the Company's Registration Statement to Form S-1 (File No. 33-63879) which was declared effective on March 20, 1996.

           (10) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Prospectus by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein.

Requests for such information should be directed to ACTV, Inc., 1270 Avenue of the Americas, New York, New York 10020, Attention: Secretary, telephone number
(212) 262-2570.



ITEM 4.    DESCRIPTION OF SECURITIES

The Common Stock of the Company is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters, including the legality of the issuance of the shares of Common Stock offered by the Company, are being passed upon for the Company by Gersten, Savage, Kaplowitz & Curtin, LLP, 575 Lexington Avenue, New York, New York 10022. Jay M. Kaplowitz, a member of Gersten, Savage, Kaplowitz & Curtin, LLP served as a director of the Company from 1989 to 1996. Mr. Kaplowitz owns 2,000 shares of the Company's Common Stock and options to purchase 25,000 shares.

ITEM 6.    INDEMNIFICATION OF DIRECTORS OF OFFICER

Reference  is  made  to  paragraph  "Twelfth"  of the  Restated  Certificate  of
Incorporation of the Company (Exhibit 4.1.1), which contains a provision, as permitted by Section 145 of the Delaware General Corporation Law, that eliminates the personal liability of directors of the Company and its stockholders for monetary damages for unintentional breach of a director's fiduciary duty to the Company. This provision does not permit any limitation on, or elimination of the liability of a director for disloyalty to the Company or its stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that was illegal under the Delaware General Corporation Law.

The Restated Certificate of Incorporation and By-Laws of the Company require the Company to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.


ITEM 8.    EXHIBITS

4.1.1      Restated Certificate of Incorporation(1)

4.1.2      Amendment to Certificate of Incorporation(1)

4.2.1      By-Laws(1)

4.3 Consulting Agreement between the Company and Charles Payne dated February 15, 1996.(2)

5.         Opinion of Gersten, Savage, Kaplowitz & Curtin, LLP(2)

24.1       Consent of Deloitte & Touche LLP(2)

24.2       Consent  of  Gersten,  Savage,  Kaplowitz  & Curtin, LLP (included in
           Exhibit 5)(2)


- ---------------

           (1)   Incorporated   by  reference  to  the   Company's  Registration
                 Statement on Form S-1 (File No. 33- 34618) which became effective on May 4, 1990.

           (2)   Filed herewith.

ITEM 9.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.




                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 3rd day of June, 1996.

                                                    ACTV, INC.

                                                    By:   WILLIAM C. SAMUELS
                                                       ------------------------
                                                    William C. Samuels
                                                    Chairman of  the Board,
                                                    Chief  Executive Officer,
                                                    President and Director


Pursuant to the requirements of the Securities Act of 1933, this Form S-8/S-3 registration statement has been signed by the following persons in the capacities and on the date indicated.


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
Signature                                           Title                             Date
- ---------                                           -----                             -----
WILLIAM C. SAMUELS
- --------------------                    Chairman of the Board, Chief                  June 3, 1996
William C. Samuels                Executive Officer, President and Director

DAVID REESE
- --------------------                      Executive Vice-President,                   June 3, 1996
David Reese                   President--ACTV Entertainment, Inc. and Director

BRUCE CROWLEY
- --------------------                      Executive Vice-President,                   June 3, 1996
Bruce Crowley                  President--ACTV Interactive, Inc. and Director

RICHARD HYMAN
- --------------------                        Director                                  June 3, 1996
Richard Hyman

WILLIAM A. FRANK
- --------------------                         Director                                 June 3, 1996
William A. Frank

STEVEN W. SCHUSTER
- --------------------                         Director                                 June 3, 1996
Steven W. Schuster

CHRISTOPHER C. CLINE
- --------------------                Vice President, Chief Financial                   June 3, 1996
Christopher C. Cline                     Officer and Secretary



                            STATEMENT OF DIFFERENCES

The registered symbol shall be expressed as.........'r'


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



                                  EXHIBIT INDEX


4.3    Consulting Agreement between the Company and Charles Payne dated February
       15, 1996.

5.     Opinion of Gersten, Savage, Kaplowitz & Curtin, LLP

24.1   Consent of Deloitte & Touche LLP

24.2   Consent  of  Gersten,  Savage,  Kaplowitz  &  Curtin,  LLP  (included  in
       Exhibit 5)



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